Exhibit 99.2

February 15, 2008
Press Release
SOURCE: Oil States International, Inc.
Oil States Acquires Houston Waterfront Facility
HOUSTON, February 15/PR Newswire/ -- Oil States International, Inc. (NYSE: OIS) today announced that its subsidiary, Oil States Industries Inc., has purchased a facility on 22 acres (89,031 square meters) along the Houston ship channel. The 210,000 square foot (19,510 square meters) facility houses manufacturing, which includes light and heavy steel construction, machining, inventory control, customer property storage, and offshore logistics capabilities. The facility has 400 tons (362,872 kg) of heavy lift capacity extending over a crane-served slip at the bulkhead. The facility and related workforce will enhance the capabilities of the Offshore Products segment by expanding the Company’s capacity and ability to manufacture, assemble, test and load out larger subsea production and floating drilling rig equipment. Consideration for the facility consisted of approximately $22.5 million in cash, funded from borrowings under the Company’s existing credit facility.

"We are confident that our ownership of this waterfront facility will greatly enhance our ability to respond to the growing demand for larger subsea production and floating drilling rig equipment," stated Cindy B. Taylor, Oil States' president and chief executive officer.

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included in the presentation will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582
SOURCE: Oil States International, Inc.